PRESS RELEASE:

For further information, contact:

At the Company:                            Investor Relations:
Airtrax                                    The Equity Performance Group
Robert Watson - CEO                        Gary Geraci
856-232-3000                               617-723-2373
http://www.airtrax.com                     gary@equitypergp.com
                                           http://www.equityperformancegroup.com


FOR IMMEDIATE RELEASE:

           AIRTRAX ANNOUNCES NEW CEO, DIRECTOR AND MANAGEMENT CHANGES

Blackwood, NJ: October 24, 2006 -- Airtrax, Inc. (OTCBB: AITX), a developer of patented, Omni-Directional technology with military and commercial applications, announced today that effective November 1, 2006, Robert M. Watson will be joining Airtrax as the Company's new President, CEO and Director. Nicholas Fenelli has stepped down as Airtrax's Interim CEO, and will remain with the Company as its Chief Operating Officer.

Mr. Watson has extensive experience in corporate turnarounds and restructurings, with a proven track record of repositioning companies to realize long term shareholder value. He has both public (Fortune 50) and private company experience in the manufacturing, construction and retail industries. From 2001 until October 2006, Mr. Watson was President and CEO of Hartz & Company, a manufacturer of tailored clothing, with two production facilities in the United States with sales and marketing offices in New York City. From 1996 to 2001, Mr. Watson served as the Vice President, CFO and COO of America's Best Contacts and Eyeglasses, a retail chain with 118 locations, a full service laboratory and distribution center. His experience in the public arena was with Continental Can Company, from 1967 through 1986, where he served as Controller for the food packaging company with 29 manufacturing facilities and sales in excess of $1 billion. Mr. Watson received a BS in accounting from Fairleigh Dickenson University and an EMBA from the University of New Haven.

As previously announced, Airtrax's Board of Directors appointed Andrew Guzzetti as Chairman of the Board. Following the Board's initial directive of hiring a full time, experienced executive as its new CEO, the Company is now in the process of making additional key management hires. The Company is continuing its search for a Chief Financial Officer and expects to fill the position in the near term. Mr. Fenelli, who will remain with the Company as its Chief Operating Officer, will draw on his years of service with Airtrax to lead a technology team focused on identifying, developing and matching new commercial and military industry specific applications for the Omni-Directional technology.

"Due to mitigating circumstances, we believe that third quarter sales of our principal product, the SIDEWINDER(TM), has declined significantly and the Company's manufacturing and marketing capabilities have been negatively impacted. However, we continue to believe that Airtrax's patented technology and the various applications it serves will redefine the material handling business and we are taking steps now to fundamentally reposition the Company and capitalize on this opportunity," stated Andrew Guzzetti, Chairman of Airtrax.

Guzzetti continued, "We believe that the appointment of Bob Watson as CEO and Director is a significant step in turning the corner and rebuilding the management structure at Airtrax. In addition, I believe many profound changes will take place at Airtrax under Mr. Watson's leadership; I believe these fundamental improvements may be seen in the business beginning in the first half of 2007. I also believe we will be successful in our endeavor to streamline and ramp up the business, as we attempt to bring our patented technology to the mass market."

As previously reported by the Company in its periodic filings with the Securities and Exchange Commission, in 2005 the Company entered into an agreement with respect to the proposed acquisition of a German forklift manufacturer, Filco GMBH. In connection with the acquisition, Airtrax advanced Filco approximately $6.5 million in partially secured loans. Filco filed for bankruptcy in February 2006. As of June 30, 2006, Airtrax had written off approximately $5.5 million and expects to write off the remainder of the investment, including certain inventory held in Filco's plant, in the third quarter of 2006. Airtrax has developed a new strategic plan, with a primary focus on higher margin technology applications that meet the specific and unique demands of the military and commercial markets. It is anticipated that Airtrax's new marketing plan will emphasize consumer awareness, by educating and communicating the key benefits of its patented Omni-Directional technology to encourage usage and new application deployment. Management is also committed to pursuing strategic partnerships and joint ventures that will enable Airtrax to better capitalize on its technologies, improve its distribution channels and revenue growth. The Company will focus on its core strengths, while simultaneously continuing to outsource business functions that management deems outside its core competencies. Management is also currently pursuing various financing options to implement its evolving business strategy, including marketing, product and sales development.


About Airtrax, Inc.:

A U.S.-based developer of Omni-Directional technology, Airtrax designs and manufactures Omni-Directional vehicles. The Airtrax patented wheel was designed and developed by Airtrax after receiving a technology transfer from the US Navy in the form of a Cooperative Research and Development Agreement (CRADA).

The  SIDEWINDER(TM)  Lift Truck and the Airtrax  COBRA(TM) aerial work platforms
(AWPs) are the first Omni-Directional vehicles using Omni-Directional technology and the patented Airtrax wheel to be commercially produced. The nearly maintenance-free drive system design reduces maintenance costs, delivering cost efficiencies to companies both large and small. The Airtrax patented Omni-Directional wheel is manufactured exclusively for Airtrax vehicles.

Airtrax has developed business partnerships, received orders, and shipped SIDEWINDER trucks to California, Wisconsin, Arkansas, Ohio, New Jersey, Kentucky, Florida, and Pennsylvania in the United States, and internationally to the United Kingdom, Japan, Spain, Panama, New Zealand, Canada, and South Africa.

For more information and to view a must-see product demonstration, visit www.airtrax.com or http://www.equityperformancegroup.com/clients_airtrax.php.


The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission. Customers of the SIDEWINDER mentioned in this release may own shares of Airtrax's stock or may own shares in the future. (Then again anyone who sees the SIDEWINDER is likely to want to invest in the Company!

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